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                                                                    EXHIBIT 23.2


                          CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-73457) and related Prospectus of Venus Exploration, Inc. (the "Company") for the registration of 1,100,000 shares of its Common Stock and to the incorporation by reference therein of our report dated August 17, 1999, with respect to the statements of revenues and direct operating expenses of the Jackson Parish properties for the years ended December 31, 1998, 1997 and 1996 appearing in the Company's Current Report on Form 8-K dated June 30, 1999, as amended by Current Report on Form 8-K/A-2 dated December 20, 1999 and filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

Dallas, Texas

January 27, 2000